Etsy, Inc. Reports Fourth Quarter and Full Year 2018 Financial Results
Strong Fourth Quarter Year-Over-Year GMS Growth of 22.3% and Revenue Growth of 46.8%
Issues 2019 Financial Guidance

Brooklyn, NY - February 25, 2019 - Etsy, Inc. (NASDAQ: ETSY), the global marketplace for unique and creative goods, today announced financial results for its fourth quarter and full year ended December 31, 2018.

“By making Etsy a great destination for holiday shopping, we delivered strong fourth quarter results to end an excellent year,” said Josh Silverman, Etsy, Inc. Chief Executive Officer. “On a currency-neutral basis, 2018 gross merchandise sales grew 20.4% to $3.9 billion for the year, revenue was up 36.8% to $603.7 million for the year, and we improved our margins. We kept our focus on improving search and discovery, building trust in the marketplace, expanding our marketing channels, and investing in services that fuel our sellers’ success.”

Fourth Quarter and Full Year 2018 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended December 31,		% Growth (Decline) Y/Y		Year Ended December 31,		% Growth (Decline) Y/Y
	2018	2017			2018	2017

GMS	$1,246,472	$1,019,452	22.3%		$3,931,745	$3,253,609	20.8%
Revenue	$200,028	$136,268	46.8%		$603,693	$441,231	36.8%
Marketplace revenue	$150,540	$102,261	47.2%		$440,740	$326,076	35.2%
Services revenue	$48,622	$34,309	41.7%		$158,928	$111,869	42.1%
Net income	$41,251	$44,750	(7.8)%		$77,491	$81,800	(5.3)%
Adjusted EBITDA	$51,359	$34,822	47.5%		$139,510	$80,009	74.4%

Active sellers	2,115	1,933	9.4%		2,115	1,933	9.4%
Active buyers	39,447	33,364	18.2%		39,447	33,364	18.2%
Percent mobile GMS	56%	52%	400	bps	55%	51%	400	bps
Percent international GMS	36%	33%	300	bps	35%	33%	200	bps

For information about how we define our metrics, see our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, except for Marketplace revenue and Services revenue, which are described below.
“Our strong financial performance in the fourth quarter and full year of 2018 reflect the successful execution of our product, engineering, and marketing efforts during the period,” said Rachel Glaser, Etsy, Inc. Chief Financial Officer. “We grew and strengthened our business, returned capital to stockholders, and finished the year in a strong cash position enabling continued growth investments.”

Fourth Quarter 2018 Operational Results

•
We delivered a strong holiday shopping period in the fourth quarter. In particular, GMS from Thanksgiving through Cyber Monday, the five key shopping days, was up 30% compared to the same period last year, driven primarily by product launches, marketing, and improved landing page experiences. Among other initiatives, we improved the browsing experience by utilizing discovery badges that guide buyers throughout the marketplace and through the Etsy Gift Finder, which enabled buyers to find unique items based on personalized inputs.

•
International GMS was 36% of overall GMS, and increased 32% year-over-year on a currency-neutral basis, driven by GMS between U.S. buyers and international sellers and by our fastest growing international trade route, international domestic, which is GMS generated between a non-U.S. buyer and a non-U.S. seller both in the same country. Within the international domestic trade route, the United Kingdom, one of our six core markets, reached record GMS levels during the quarter.

•
Shipping incentives and seller education led to a meaningful improvement in the number of items with competitive shipping prices and practices. During the holiday shopping period, nearly 80% of items were available to ship domestically at competitive prices, and 33% of those items were available to ship for free.

•	Active buyers grew 18.2% year-over-year in the fourth quarter, and trailing twelve-month GMS per active buyer accelerated for the fifth consecutive quarter. Active sellers grew 9.4% year-over-year.

•
We continued to experiment with new marketing channels, including running our first ever national television campaign and other off-line advertising. Preliminary results were encouraging as visits and brand awareness both showed signs of improvement.

•	GMS from paid channels was 20% of overall GMS in the fourth quarter of 2018, expanding 400 bps year-over-year, and up 55% compared to the fourth quarter of 2017.

•
Year-over-year aggregate conversion rate increased for the fifth consecutive quarter led by strong performance across all three platforms: desktop, mobile web, and mobile app. For relative performance, in the fourth quarter of 2018, our mobile web conversion rate was about half the conversion rate on desktop, and the conversion rate on mobile app was about the same as the desktop conversion rate.

•
We expanded Promoted Listings inventory across all devices as demand for prominent placement in the Etsy marketplace continued to exceed supply. In addition to expanding inventory, we focused on increasing utilization of our sellers’ budgets and improving algorithms to drive seller return and conversion rate.

Fourth Quarter 2018 Financial Results

•	Total revenue was $200.0 million for the fourth quarter of 2018, up 46.8% year-over-year, driven by growth in both Marketplace and Services revenue.

•	Gross profit for the fourth quarter of 2018 was $142.9 million, up 55.3% year-over-year, and gross margin was 71.4%, up 390 basis points compared with 67.5% in the fourth quarter of 2017.

•
Total operating expenses were $113.4 million in the fourth quarter of 2018, up 53.8% year-over-year. The increase in operating expenses was driven primarily by digital marketing focused on driving GMS growth, and additional expense in connection with certain employee departures, including stock-based compensation expense, impacting product development.

•	Net income for the fourth quarter of 2018 was $41.3 million, with diluted earnings per share of $0.32, which benefited from the release of a valuation allowance in our foreign jurisdictions.

•
Non-GAAP Adjusted EBITDA for the fourth quarter of 2018 was $51.4 million and grew 47.5% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 25.7% in the fourth quarter of 2018, up 10 basis points year-over-year. Adjusted EBITDA performance was driven primarily by revenue growth related to changes in the Company’s pricing model.

•
Cash, cash equivalents, and short-term investments were $624.3 million as of December 31, 2018. Under the stock repurchase program announced in November 2018, Etsy repurchased an aggregate of approximately $45 million, or 916,083 shares of its common stock in the fourth quarter of 2018.

2019 Financial Guidance
We are issuing 2019 guidance for GMS, revenue growth, and Adjusted EBITDA margin.

2019 Guidance
GMS Year-Over-Year Growth	17-20%
~$4.6B - $4.7B
Revenue Year-Over-Year Growth	29-32%
~$779M - $797M
Adjusted EBITDA Margin*	23-25%
~$181M - $197M

*	Assumes the midpoint of our revenue guidance.
For a summary of the key items that we expect to impact our guidance, please read our Q4 investor presentation that is available on Etsy’s investor relations website, investors.etsy.com.
Etsy is not able, at this time, to provide GAAP targets for net income margin for 2019 because of the unreasonable effort of estimating certain items that are excluded from non-GAAP Adjusted EBITDA margin, including, for example, provision or benefit for income taxes and foreign exchange gain or loss, the effect of which may be significant.

Webcast and Conference Call Information

Etsy will host a webcast to discuss these results at 5:00 p.m. ET today. To access the live webcast and accompanying slide deck, please visit the Etsy Investor Relations website, investors.etsy.com, and go to the Investor Events section. To join the call by phone, please dial 1-855-852-1946 (toll free) or 1-720-634-2903 (toll) and use the passcode 1559518. A replay will be available through the same link following the conference call, or by dialing (toll free) 1-855-859-2056 or 1-404-537-3406 (toll) with the passcode 1559518 starting at 8:00 p.m. ET tonight through March 11, 2019.
Etsy Investor Day Information
As previously announced, Etsy’s Investor Day will be held on March 7, 2019. Key members of Etsy's leadership team will host a series of presentations beginning at 9:00AM Eastern Time until 12:30PM Eastern Time. Webcast registration is open and can be found on the Investor Events section of our Investor Relations website, investors.etsy.com.
The event, along with supporting materials, can be accessed live or via an archived replay through the Investor Relations section of the Company's website at investors.etsy.com. Space for the event is limited and, therefore, in-person attendance is by invitation only and advanced registration is required.
About Etsy
Etsy, Inc. is the global two-sided marketplace for unique and creative goods. Our mission is to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people around the world. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy was founded in 2005 and is headquartered in Brooklyn, New York.
Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations
ir@etsy.com
Gabriel Ratcliff, Sr. Manager, Investor Relations
ir@etsy.com
Media Relations Contact:
Kelly Clausen, Director, Corporate Communications
press@etsy.com

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include statements relating to the impact of our financial guidance and key drivers thereof. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “will,” or similar expressions and the negatives of those words.
Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include: (1) the fluctuation of our quarterly operating results; (2) our ability to implement our business strategy; (3) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (4) our history of operating losses; (5) macroeconomic events that are outside of our control; (6) our ability to recruit and retain employees; (7) the importance to our success of the trustworthiness of our marketplace and the connections within our community; (8) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and Etsy buyers; (9) the effectiveness of our marketing efforts; (10) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (11) our ability to expand our business in our core geographic markets; (12) regulation in the area of privacy and protection of user data; (13) our dependence on third-party payment providers; and (14) the potential misuse or disclosure of sensitive information about members of our community and the potential for cyber-attacks. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and subsequent reports that we file with the Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, we cannot guarantee future results, levels of activity, performance, achievements, or events and circumstances reflected in the forward-looking statements will occur.
Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2018	2017

ASSETS
Current assets:
Cash and cash equivalents	$366,985	$315,442
Short-term investments	257,302	25,108
Accounts receivable, net	12,244	33,677
Prepaid and other current assets	22,686	20,379
Funds receivable and seller accounts	21,072	44,658
Total current assets	680,289	439,264
Restricted cash	5,341	5,341
Property and equipment, net	120,179	117,617
Goodwill	37,482	38,541
Intangible assets, net	34,589	4,100
Deferred tax assets	23,464	159
Other assets	507	561
Total assets	$901,851	$605,583
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,545	$13,622
Accrued expenses	49,158	28,743
Capital lease obligations—current	3,884	5,798
Funds payable and amounts due to sellers	21,072	44,658
Deferred revenue	7,478	6,262
Other current liabilities	3,925	3,394
Total current liabilities	112,062	102,477
Capital lease obligations—net of current portion	2,095	4,115
Deferred tax liabilities	30,455	23,786
Facility financing obligation	59,991	60,049
Long-term debt, net	276,486	—
Other liabilities	19,864	18,262
Total liabilities	500,953	208,689
Total stockholders’ equity	400,898	396,894
Total liabilities and stockholders’ equity	$901,851	$605,583

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

Revenue	$200,028	$136,268	$603,693	$441,231
Cost of revenue	57,111	44,220	190,762	150,986
Gross profit	142,917	92,048	412,931	290,245
Operating expenses:
Marketing	63,362	34,590	158,013	109,085
Product development	28,542	17,788	97,249	74,616
General and administrative	21,524	18,218	82,883	91,486
Asset impairment charges	—	3,162	—	3,162
Total operating expenses	113,428	73,758	338,145	278,349
Income from operations	29,489	18,290	74,786	11,896
Other (expense) income, net	(6,613)	(24)	(19,708)	20,369
Income before income taxes	22,876	18,266	55,078	32,265
Benefit for income taxes	18,375	26,484	22,413	49,535
Net income	$41,251	$44,750	$77,491	$81,800
Net income per share attributed to common stockholders:
Basic	$0.34	$0.37	$0.64	$0.69
Diluted	$0.32	$0.36	$0.61	$0.68
Weighted average common shares outstanding:
Basic	120,192,912	121,586,991	120,146,076	118,538,687
Diluted	129,012,508	124,818,322	127,084,785	122,267,673

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2018	2017

Cash flows from operating activities
Net income	$77,491	$81,800
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	34,477	22,655
Stock-based compensation expense—acquisitions	3,754	3,904
Depreciation and amortization expense	26,742	27,197
Bad debt expense	4,124	2,497
Foreign exchange loss (gain)	5,997	(27,424)
Amortization of debt issuance costs	1,191	463
Non-cash interest expense	10,968	3,117
Interest on marketable securities	(2,887)	426
Loss on disposal of assets	136	520
Asset impairment charges	—	3,162
Deferred income taxes	(22,414)	(49,535)
Changes in operating assets and liabilities	59,346	319
Net cash provided by operating activities	198,925	69,101
Cash flows from investing activities
Cash paid for asset acquisition and intangible assets	(35,494)	—
Purchases of property and equipment	(1,019)	(3,948)
Development of internal-use software	(19,537)	(9,208)
Purchases of marketable securities	(514,286)	(62,348)
Sales of marketable securities	284,943	137,340
Net cash (used in) provided by investing activities	(285,393)	61,836
Cash flows from financing activities
Payment of tax obligations on vested equity awards	(24,065)	(6,417)
Repurchase of stock	(134,647)	(10,301)
Proceeds from exercise of stock options	18,253	33,838
Proceeds from issuance of convertible senior notes	345,000	—
Payment of debt issuance costs	(9,962)	—
Purchase of capped call	(34,224)	—
Payments on capital lease obligations	(6,057)	(7,798)
Payments on facility financing obligation	(10,164)	(5,883)
Other financing, net	(128)	3,116
Net cash provided by financing activities	144,006	6,555
Effect of exchange rate changes on cash	(5,995)	(3,642)
Net increase in cash, cash equivalents, and restricted cash	51,543	133,850
Cash, cash equivalents, and restricted cash at beginning of period	320,783	186,933
Cash, cash equivalents, and restricted cash at end of period	$372,326	$320,783

We revised the Consolidated Statement of Cash Flows for the year ended December 31, 2017 to correct the presentation of the effect of exchange rate changes on cash. This revision resulted in an increase (decrease) of $1.7 million in cash flows from operating activities, $3.1 million in cash flows from financing activities, and $(4.8) million in effect of exchange rate changes on cash in the year ended December 31, 2017. This revision did not impact the Consolidated Statement of Operations or the Consolidated Balance Sheet. We have concluded that the effect of this revision was not material to any of our previously issued financial statements.

Revenue Categories
In connection with the adoption of Accounting Standards Codification 606—Revenue from Contracts with Customers, we renamed our revenue categories Marketplace and Services revenue. Marketplace revenue represents the fees we charge sellers to list items in the marketplace, the fees we charge for transactions between buyers and sellers, and the use of Etsy Payments by our sellers to process payments. Services revenue, formerly called Seller Services revenue, is derived from the optional services we provide to our sellers, which include Promoted Listings, Etsy Shipping Labels, Pattern, and Etsy Plus. Revenue from Etsy Payments, our payments processing product, formerly included in Services revenue, is now included in Marketplace revenue because Etsy Payments is required to be used by Etsy sellers in the countries where it is available. All numbers presented in this press release reflect this reclassification.
The following table provides our Marketplace and Services revenue for 2017 under our previous and current presentation:

	Quarter-to-Date Period Ended				Year-to-Date Period Ended
	Previous Presentation		Updated Presentation		Previous Presentation		Updated Presentation
	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue	Marketplace Revenue	Services Revenue

	(in thousands)
December 31, 2017	$54,251	$82,319	$102,261	$34,309	$179,492	$258,453	$326,076	$111,869
September 30, 2017	42,413	63,371	77,808	27,976	125,241	176,134	223,815	77,560
June 30, 2017	42,069	58,816	75,445	25,440	82,828	112,763	146,007	49,584
March 31, 2017	40,759	53,947	70,562	24,144	40,759	53,947	70,562	24,144
Currency-Neutral GMS Growth
We calculate currency-neutral GMS growth by translating current period GMS for goods sold that were listed in non-U.S. dollar currencies into U.S. dollars using prior year foreign currency exchange rates.
As reported and currency-neutral GMS growth for the periods presented below is as follows:

	Quarter-to-Date Period Ended			Year-to-Date Period Ended
	As Reported	Currency-Neutral	FX Impact	As Reported	Currency-Neutral	FX Impact
December 31, 2018	22.3%	23.1%	(0.8)%	20.8%	20.4%	0.4%
September 30, 2018	20.4%	20.8%	(0.4)%	20.2%	19.2%	1.0%
June 30, 2018	20.4%	19.3%	1.1%	20.1%	18.5%	1.6%
March 31, 2018	19.8%	17.6%	2.2%	19.8%	17.6%	2.2%
December 31, 2017	17.8%	16.5%	1.3%	14.5%	14.3%	0.2%

Non-GAAP Financial Measures
Adjusted EBITDA
In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; benefit for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); restructuring and other exit costs (income); and asset impairment charges. A reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure follows.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform.
We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss (gain);

•	Adjusted EBITDA does not consider the impact of restructuring and other exit costs (income);

•	Adjusted EBITDA does not consider the impact of asset impairment charges; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income and our other GAAP results.

Reconciliation of Net Income to Adjusted EBITDA
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

	(in thousands)
Net income	$41,251	$44,750	$77,491	$81,800
Excluding:
Interest and other non-operating expense, net (1)	3,099	2,177	13,221	8,736
Benefit for income taxes	(18,375)	(26,484)	(22,413)	(49,535)
Depreciation and amortization (1)	7,626	6,577	26,742	27,197
Stock-based compensation expense (2)	12,648	5,197	34,477	19,953
Stock-based compensation expense—acquisitions (2)	1,596	725	3,754	3,904
Foreign exchange loss (gain) (3)	3,514	(2,153)	6,487	(29,105)
Restructuring and other exit costs (income) (4)	—	871	(249)	13,897
Asset impairment charges (5)	—	3,162	—	3,162
Adjusted EBITDA	$51,359	$34,822	$139,510	$80,009

(1) Included in interest and depreciation expense amounts above, are interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016. In the three months and year ended December 31, 2018 and 2017 those amounts are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

	(in thousands)
Interest expense	$2,248	$2,248	$8,996	$9,000
Depreciation	819	819	3,276	3,276

(2) $0.1 million and $2.7 million of restructuring-related stock-based compensation expense has been excluded from the three months and year ended December 31, 2017, respectively, and is included in total restructuring and other exit costs (income) below. See note (4). Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

	(in thousands)
Cost of revenue	$990	$508	$3,357	$1,739
Marketing	688	514	2,507	1,933
Product development	9,873	2,021	21,234	8,274
General and administrative	2,693	2,948	11,133	14,613
Total stock-based compensation expense	$14,244	$5,991	$38,231	$26,559

(3)	The changes in foreign exchange loss (gain) is primarily driven by U.S. Dollar to Euro exchange rate fluctuations on our intercompany and other non-functional currency balances.

(4)	Total restructuring and other exit costs (income) included in the Consolidated Statements of Operations are as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2018	2017	2018	2017

	(in thousands)
Cost of revenue	$—	$39	$(19)	$738
Marketing	—	264	(82)	2,950
Product development	—	52	(110)	3,232
General and administrative	—	516	(38)	6,977
Total restructuring and other exit costs (income)	$—	$871	$(249)	$13,897

(5)
In the fourth quarter of 2017, we made the decision to discontinue certain product offerings, including Etsy Studio and Etsy Manufacturing, which resulted in the recognition of a $3.2 million impairment charge to write the related capitalized web development and internal-use software assets down to zero. This decision was based on our strategy to focus on the growth of the Etsy.com marketplace.